Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-256962 and 333-254946 on Form S-3 and Registration Statement Nos. 333-236582, 333-254378, 333-263067, and 333-270079 on Form S-8 of our reports dated February 27, 2024, relating to the financial statements of Beam Therapeutics Inc. and subsidiaries, and the effectiveness of Beam Therapeutics Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2024